EMPLOYMENT AGREEMENT

Effective Date      August 1, 1999
Employee            Lawrence P. Mortimer ("LPM")
Employer            In Store Media Systems, Inc. ("ISMSI")

DUTIES & RESPONSIBILITIES     ISMSI is employing LPM in a senior executive
capacity and on a full time basis, to market its products and services. LPM's title shall be Senior Vice President, Marketing and Sales he shall report directly to the President of ISMSI.

TERM The term of this Agreement is three (3) years, beginning at the Effective Date, unless modified by mutual agreement and in writing.

COMPENSATION
          A. Salary. Unless modified by mutual agreement and in writing, LPM shall receive a gross salary of $14,583.33 per month during the first year of this Agreement and $16,666.66 per month in the second and third years of the Agreement. The salary shall be paid twice per month, on or before the first and fifteenth day of each month.

          B. Stock. In addition to salary, LPN shall be awarded 50,000 shares of the Company's restricted common stock.

          C. Options. In addition to the salary, and stock received, LPM will be granted Options to purchase one million (1,000,000) shares of ISMSI common stock at an exercise price of $1.00 per share. LPM shall receive 333,333 of the Options upon completing one year of employment from the Effective Date and a like number for completing each of the two following years of employment under this Agreement.

             The Options may be exercised in whole or in part (but not less than 100 shares) at any time while LPM is an employee of ISMSI. If LPM is no longer an employee of ISMSI, the Options must be exercised within 90 days of the stock underlying the Options becoming unrestricted ("Free Trading") after which time, the Options shall expire. The Options are not transferable except to the surviving spouse of LPM.

             In the event of a dissolution or liquidation of ISMSI, or a merger or consolidation in which ISMSI is not the surviving corporation, the Options shall terminate subject to the right of the Board of Directors of ISMSI to accelerate the time within which the Options may be exercised, and except to the extent that another corporation may and does, assume and continue the Options or substitute its own Options.

          D. LPM shall receive $25,000 upon completing a move of his primary household to Colorado. LPM shall also be reimbursed for reasonable costs, of two house-hunting trips for LPM and spouse, moving his household goods, and normal closing costs if and when LPM purchases a home.

          E. Commissions. LPM shall receive commissions in an amount and manner to be determined. The commission schedule, when determined, shall be attached to this Agreement as Exhibit "A".

          F. Other Compensation. LPM shall be included in any other incentive plan that may be made available to senior executives of ISMSI. Such plans are still in development.

BENEFITS During the Term of this Agreement LPM shall receive the same benefits (e.g. life and health insurance, vacations, holidays, sick leave, disability, 401K and profit sharing as is offered and provided to other senior executive employees of ISMSI.

TERMINATION FOR CAUSE ISMSI may terminate LPM for any of the following reasons:
(a) grossly negligent conduct or non-performance of duties and responsibilities;
(b) theft, misrepresentation, or fraud against ISMSI; (c) misconduct, including but not limited to sexual harassment or substance abuse, or (d) felony criminal conviction.

REPRESENTATIONS AND WARRANTIES OF LPM LPM represents and warrants that he is free to enter into this Agreement and to, perform the duties required, and that there are no employment contracts, restrictive covenants or other restrictions preventing full time employment and the execution and delivery of the duties and responsibilities of this employment.

CONFIDENTIALITY LPM agrees that he will not, during this Agreement and for a period of two years after its termination, disclose to any firm, corporation, or other entity, except as required by law, any nonpublic information ("Confidential Information") concerning the business, clients or affairs of ISMSI for any reason or purpose whatsoever nor shall he make use of any of the Confidential Information for their own purposes or for the benefit of any person, firm, corporation, or other entity except ISMSI. Confidential Information shall exclude information of any kind which either (a) is or becomes generally available to the public other than as a direct result of a disclosure by LPM, (b) was known to LPM on a non-confidential basis prior to its disclosure, or (c) becomes available to LPM on a non-confidential basis from a source other than ISMSI, which it is entitled to disclose. LPM also agrees to sign the Employee Confidentiality Agreement signed by all new employees of ISMSI.

NON-COMPETITION For a period of two (2) years if LPM voluntarily terminates the employment relationship, LPM agrees not to solicit ISMSI's accounts and/or clients or to engage in any conduct which is in direct competition with the business of ISMSI as defined by ISMSI at the termination of the employment relationship, without the express written consent of ISMSI.

ADDITIONAL PROVISIONS All notices and communications regarding this Agreement shall be in writing. The Agreement is not assignable unless by mutual consent. This Agreement sets forth the entire agreement and understanding between LPM and ISMSI regarding employment. This Agreement shall be governed, construed and enforced in accordance with the laws of Colorado.


                                        In Store Media Systems, Inc.
7/29/99

/s/ Lawrence P. Mortimer                /s/ Everett E. Schulze, Jr.
-------------------------------         ------------------------------------
Lawrence P. Mortimer                    Everett E. Schulze, Jr.


1524 Falcon Drive
Wheaton, Illinois 60187                 President/CEO